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                                                                    EXHIBIT 99.1

                                                For further information, contact
                                                Jack B. Lay
                                                Executive Vice President and
                                                Chief Financial Officer
                                                (636) 736-7439


FOR IMMEDIATE RELEASE


              REINSURANCE GROUP OF AMERICA, INCORPORATED ANNOUNCES
                    THE PRICING OF ITS COMMON STOCK OFFERING

ST. LOUIS, November 6, 2003 -- Reinsurance Group of America, Incorporated (NYSE:RGA) today announced the pricing of its previously announced offering of 10,500,000 newly issued shares of its common stock at $36.65 per share. RGA's majority shareholder, MetLife, Inc., has indicated that it and its affiliates are interested in purchasing 3,000,000 shares of common stock in this offering at the public offering price, for a total purchase price of approximately $110.0 million. The company has granted the underwriters a 30-day option to purchase up to an additional 1,575,000 shares at the public offering price. All of the shares are being offered by RGA. The company expects to use the net proceeds from the offering for general corporate purposes, including funding its reinsurance operations. The offering is scheduled to be completed on November 13, 2003.

The joint book-running managers for this offering are Goldman, Sachs & Co. and Lehman Brothers. A copy of the prospectus supplement and prospectus relating to this offering may be obtained from (i) Goldman, Sachs & Co., Prospectus Department at 85 Broad St., New York, N.Y. 10004, or by phone at (212) 902-1171 or (ii) Lehman Brothers Inc., Prospectus Department, c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, N.Y. 11717, or by phone or fax at 631-254-7106 or 631-254-7268, respectively.

A shelf registration statement relating to these securities has been filed with the Securities and Exchange Commission and became effective on October 16, 2003. The offering will only be made pursuant to a prospectus supplement and accompanying prospectus. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities of RGA, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


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ABOUT RGA

Reinsurance Group of America, Incorporated, through its subsidiaries, RGA Reinsurance Company and RGA Life Reinsurance Company of Canada, is among the largest providers of life reinsurance in North America. In addition to its North American operations, Reinsurance Group of America, Incorporated has subsidiary companies or offices in Australia, Barbados, Hong Kong, India, Ireland, Japan, Mexico, South Africa, South Korea, Spain, Taiwan, and the United Kingdom. Worldwide, the company has approximately $893 billion of life reinsurance in force, and assets of $10.5 billion as of September 30, 2003. MetLife, Inc. is the beneficial owner of approximately 59 percent of RGA's outstanding shares prior to the offering.


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